Execution Version

VOTING TRUST AGREEMENT

SUNOPTA INC.

and

SUNOPTA FOODS INC.

and

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

and

ENGAGED CAPITAL, LLC

and

ENGAGED CAPITAL CO-INVEST IV-A, LP

and

ENGAGED CAPITAL HOLDINGS, LLC

and

ANY AFFILIATE OF AN INVESTOR
THAT BECOMES A HOLDER OF SERIES B PREFERRED SHARES

April 24, 2020

TABLE OF CONTENTS

Article 1 INTERPRETATION
1.1 Defined Terms	2
1.2 Defined Terms in the Series B Preferred Share Terms	5
1.3 Rules of Construction	6
1.4 Entire Agreement	6
1.5 Time of Essence	7
1.6 Governing Law and Submission to Jurisdiction	7
1.7 Severability	7
Article 2 voting trust
2.1 Establishment of Trust	7
Article 3 INITIAL voting trust
3.1 Initial Issuance of the Series 2 Special Voting Shares	7
3.2 Ongoing Issuances or Redemptions of the Series 2 Special Voting Shares	8
3.3 Ownership of the Series 2 Special Voting Shares	9
Article 4 exercise of voting rights
4.1 Voting Rights	9
4.2 Excluded Matters	9
4.3 Number of Votes	10
4.4 Copies of Shareholder Information and Other Materials	11
4.5 Entitlement to Direct Votes or Attend Meeting	11
Article 5 EXERCISE OF STATUTORY RIGHTS
5.1 Statutory Rights	12
5.2 Entitlement to Direct Exercise of Statutory Rights	12
Article 6 concerning the trustee
6.1 Powers and Duties of the Trustee	12
6.2 Acceptance of Trust	13
6.3 Income Tax Returns	13
6.4 Change of Trustee	13
6.5 Termination of Trust	14

-i-

Article 7 MISCELLANEOUS
7.1 Notices	14
7.2 Amendments and Waivers	15
7.3 Successor	15
7.4 Assignment	16
7.5 Successors and Assigns	16
7.6 Further Assurances	16
7.7 Counterparts	16

-ii-

VOTING trust AGREEMENT

THIS AGREEMENT made the 24th day of April, 2020,

BETWEEN:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP, an exempted limited partnership existing under the laws of the Cayman Islands,

- and -

ENGAGED CAPITAL, LLC, a limited liability company existing under the laws of the State of Delaware,

- and -

ENGAGED CAPITAL CO-INVEST IV-A, LP, a limited partnership existing under the laws of the State of Delaware,

(collectively, hereinafter referred to as the "Investors " and each and "Investor"),

- and -

SUNOPTA INC., a corporation existing under the federal laws of Canada,

(hereinafter referred to as the "Parent",

- and -

SUNOPTA FOODS INC., a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as the "Issuer"),

- and -

ENGAGED CAPITAL HOLDINGS, LLC, in its capacity as the trustee of the Trust hereunder, the "Trustee"),

- and -

Any other Holder of Series B Preferred Shares, from time to time.

WHEREAS the Parent, the Issuer and the Investors have entered into a securities subscription agreement dated as of April 15, 2020 (the "Subscription Agreement") pursuant to which the Investors subscribed for the Series B-1 Preferred Shares and agreed to subscribe for, only if and to the extent the Parent exercises the Series B-2 Sale Option, the Series B-2 Preferred Shares (each as defined below);

WHEREAS the Investors are the beneficial holders of an aggregate of 15,000 Series B-1 Preferred Shares (as defined herein);

AND WHEREAS the Parent, the Issuer, the Trustee and the Investors have agreed to enter into this Agreement so as to recognize and provide for the right of the Trustee to exercise the Voting Rights (as defined herein), for and on behalf of the Beneficiaries (as defined herein);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Parties), the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings.

"Act" means the Canada Business Corporations Act;

"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, "control" when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Person, whether through the ownership of voting securities, by contract, or otherwise;

"Beneficially Owned" has the meaning give to that term in the Shareholder Rights Plan;

"Beneficiaries" means the Holders of Series B Preferred Shares from time to time;

"Beneficiary Votes" has the meaning given to that term in Section 4.3;

"Business Day" means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of Ontario or the State of New York and (b) a day on which banks are generally closed in the Province of Ontario or the State of New York;

"Common Shares" means the common shares in the capital of the Parent;

"Common Share Entitlement on Exchange" means, in respect of a Beneficiary at a particular time, a number equal to the maximum number of Common Shares that such Beneficiary would be entitled to receive upon exchange of its Series B-1 Preferred Shares pursuant to Section 6.1 of the Series B-1 Preferred Share Terms at such time and its Series B-2 Preferred Shares pursuant to Section 6.1 of the Series B-2 Preferred Share Terms at such time, and for greater certainty , in each case, having regard to Sections 6.11.1, 6.11.2 and 6.11.4 of the Series B-1 Preferred Share Terms and Series B-2 Preferred Shares Terms, as applicable;

"Change of Control" has the meaning given to that term in the Series B-1 Preferred Share Terms and the Series B-2 Preferred Share Terms;

"Exchange Agreement" means the exchange and support agreement dated as of the date hereof between the Investors, the Parent and the Issuer;

"Excluded Matter" has the meaning given to that term in Section 4.2;

"Governmental Entity" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

"Holder" means a holder of Series B Preferred Shares from time to time that is an Investor or an Affiliate of the Investors;

"Investor Rights Agreement" means that certain investor rights agreement entered into between the Investors, the Parent and the Issuer on the date hereof;

"Investors" means collectively, Engaged Capital Flagship Master Fund, LP, Engaged Capital, LLC and Engaged Capital Co-Invest IV-A, LP;

"Issuer" has the meaning given to that term in the recitals hereto;

"NASDAQ" means the NASDAQ stock market or any successor thereto;

"Parent" has the meaning given to that term in the recitals hereto;

"Parent Consent" has the meaning given to that term in Section 4.3;

"Parent Meeting" has the meaning given to that term in Section 4.3;

"Parties" means the Parent, the Issuer, the Investors and the Holders who may become a Party to this Agreement from time to time, and "Party" means any one of them;

"Person" means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity and any Governmental Entity;

"Permanent Voting Cap" has the meaning given to that term in Section 4.3(c);

"PIF" means a personal information form prepared in accordance with the requirements of the TSX;

"Proportionate Share" means, with respect to each Beneficiary, the percentage equal to the quotient of (a) the Common Share Entitlement on Exchange of such Beneficiary divided by (b) the aggregate Common Share Entitlement on Exchange of all Beneficiaries;

"Record Date" means the record date established by the Parent or by the Act for purposes of determining shareholders entitled to vote at a Parent Meeting;

"Regulatory Approval" means that the applicable waiting period under section 123 of the Competition Act (Canada) shall have expired or been terminated or waived or the obligation to comply with Part IX of the Competition Act (Canada) will have been waived in accordance with subsection 113(c) of the Competition Act (Canada) in each case in order for a Beneficiary (and its "affiliates" for the purposes of the Competition Act (Canada)) to be entitled to exercise the Beneficiary Votes contemplated in this Agreement;

"Regulatory Voting Cap" has the meaning given to that term in Section 4.3(d);

"Special Share, Series 2" means each Special Share, Series 2 in the capital of the Parent which entitles the holder of record to one vote per share at a Parent Meeting;

"Series 2 Special Voting Share" means each Special Share, Series 2 held in the Trust pursuant to the terms of this Agreement;

"Series B Preferred Shares" means the Series B-1 Preferred Shares subscribed for by the Investors pursuant to the Subscription Agreement and the Series B-2 Preferred Shares solely if and to the extent issued to the Investors pursuant to the Subscription Agreement;

"Series B-1 Preferred Share Terms" means the terms of the Series B-1 Preferred Shares as set out in Section C of Article Fourth in Schedule 1.1;

"Series B-1 Preferred Shares" means shares of Series B-1 Preferred Stock, par value $0.001 per share, in the capital of the Issuer;

Series B-2 Preferred Share Terms" means the terms of the Series B-2 Preferred Shares as set out in Section D of Article Fourth in Schedule 1.1;

"Series B-2 Preferred Shares" means shares of Series B-2 Preferred Stock, par value $0.001 per share, in the capital of the Issuer;

"Series B-2 Sale Option" means the right of the Parent to require the Investors to purchase Series B-2 Preferred Shares, as further described in the Subscription Agreement;

"Shareholder Rights Plan" means the amended and restated shareholder rights plan agreement dated as of November 10, 2015 between Parent and American Stock Transfer and Trust Company, LLC, as rights agent, as amended and restated as of April 18, 2016 as amended, restated, succeeded or replaced from time to time, and any similar plan adopted from time to time;

"Statutory Rights" means the right of a shareholder of the Parent pursuant to sections 21, 103(5), 120(6.1), 137, 138(4), 143, 144, 145, 157(2), 167, 168(2), 175, 211, 214, 229, 239 and 241 of the Act;

"Subscription Agreement" has the meaning given to such term in the recitals hereto;

"Transaction Agreements" means this Agreement, the Investor Rights Agreement and the Exchange Agreement;

"Trust" means the trust created by this Agreement under the laws of the Province of Ontario;

"Trust Estate" means the Series 2 Special Voting Shares, any other securities and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

"Trustee" has the meaning given to that term in the recitals hereto and, subject to the provisions of Section 6.4, includes any successor trustee or permitted assigns;

"TSX" means the Toronto Stock Exchange or any successor thereto; and

"Voting Rights" means the aggregate voting rights attached to all of the Series 2 Special Voting Shares.

1.2	Defined Terms in the Series B Preferred Share Terms

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Series B-1 Preferred Share Terms and Series B-2 Preferred Share Terms, as applicable.

1.3	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof and include any schedules or exhibits thereto;

(b)	references to an "Article" or "Section" followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word "including" is deemed to mean "including without limitation";

(f)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(g)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(h)	all dollar amounts refer to currency of the United States;

(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(j)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.4	Entire Agreement

The Transaction Agreements and the terms of the Series 2 Special Voting Shares constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the Transaction Agreements and the terms of the Series 2 Special Voting Shares.

1.5	Time of Essence

Time shall be of the essence of this Agreement.

1.6	Governing Law and Submission to Jurisdiction

(a)               This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

(b)               Each of the Parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.7	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Article 2
voting trust

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided and agree on the terms upon which Series 2 Special Voting Shares shall be issued or redeemed from time to time in accordance with this Agreement. The Trustee shall hold the Series 2 Special Voting Shares in order to enable the Trustee to exercise the Voting Rights and the Statutory Rights, in each case, as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

Article 3
INITIAL voting trust

3.1	Initial Issuance of the Series 2 Special Voting Shares

Immediately following the execution of this Agreement or, if later, immediately after the date that the TSX has confirmed to the Parent, the Issuer and the Investors that the PIFs required by the TSX to be filed by the Investors in connection with the Transaction Agreements have been cleared by the TSX, 6,000,000 Series 2 Special Voting Shares shall be issued and deposited with the Trustee (and the certificate representing such shares shall be delivered to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries in accordance with the provisions of this Agreement. The Parent hereby does or shall, as the case may be, acknowledge receipt of US$60 and other good and valuable consideration (and the adequacy thereof) from the Trustee for the issuance of the 6,000,000 Series 2 Special Voting Shares and the Trustee hereby does or shall, as the case may be, acknowledge receipt of a share certificate representing 6,000,000 Series 2 Special Voting Shares.

3.2	Ongoing Issuances or Redemptions of the Series 2 Special Voting Shares

(a)               Subject to the restrictions and limitations set out herein, the number of Series 2 Special Voting Shares outstanding at any time shall be equal to the aggregate of (i) the number of outstanding Series B-1 Preferred Shares held by the Holders at such time multiplied by the quotient obtained by dividing the Liquidation Preference of the Series B-1 Preferred Shares at such time by the Exchange Price of the Series B-1 Preferred Shares, in effect at such time and (ii) the number of outstanding Series B-2 Preferred Shares held by the Holders at such time multiplied by the quotient obtained by dividing the Liquidation Preference of the Series B-2 Preferred Shares at such time by the Exchange Price of the Series B-2 Preferred Shares in effect at such time.

(b)               Within five Business Days of any adjustment or change to the Liquidation Preference or Exchange Price of the Series B-1 Preferred Shares or the Series B-2 Preferred Shares, as the case may be, the number of outstanding Series B-1 Preferred Shares or Series B-2 Preferred Shares held by the Holders, as the case may be, or the number of Common Shares or other voting securities held by or over which voting or dispositive control or direction is exercised by the Holders, and immediately upon the issuance of any Series B-2 Preferred Shares to the Investors on the Subsequent Closing Date (as defined in the Subscription Agreement), if any, the Parent shall issue and deposit with the Trustee or redeem such number of outstanding Series 2 Special Voting Shares as is necessary to ensure that the aggregate number of Series 2 Special Voting Shares issued and deposited with the Trustee under this Agreement is equal to the number of Series 2 Special Voting Shares calculated in accordance with Section 3.2(a) and Section 3.2(d). Any Series 2 Special Voting Shares so issued shall thereafter be held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries in accordance with the provisions of this Agreement.

(c)               The Parties hereby acknowledge and agree that each Series 2 Special Voting Share issued or redeemed in accordance with the terms of Section 3.2(b) shall be issued or redeemed, as applicable, at a price of $0.00001 per share.

(d)               Notwithstanding Section 3.2(a), no additional Series 2 Special Voting Shares shall be issued, and Series 2 Special Voting Shares shall be redeemed under Section 3.2(b) as necessary to ensure that no Beneficiary has Beneficiary Votes in an amount in excess of such Beneficiary's Common Share Entitlement on Exchange. Upon an increase or decrease in such Beneficiary's Common Share Entitlement on Exchange, a corresponding number of Series 2 Special Voting Shares shall be issued or redeemed in accordance with Section 3.2(b) within five Business Days following the date that is 45 days after the fiscal quarter end immediately following such increase.

3.3	Ownership of the Series 2 Special Voting Shares

During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall have control and the exclusive administration of the Series 2 Special Voting Shares and shall be entitled to exercise all of the rights and powers of an owner with respect to the Series 2 Special Voting Shares provided that the Trustee shall:

(a)	hold the Series 2 Special Voting Shares and all the rights related thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, including any transfers to Affiliates authorized under Section 7.4, have no power or authority to sell, transfer, vote or otherwise deal in or with the Series 2 Special Voting Shares, and the Series 2 Special Voting Shares shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Series 2 Special Voting Shares) other than the purposes for which this Trust is created pursuant to this Agreement.

Article 4
exercise of voting rights

4.1	Voting Rights

Subject to Sections 4.2 and 4.3, the Trustee, as the holder of record of the Series 2 Special Voting Shares, shall be entitled to all of the Voting Rights, including the right to vote the Series 2 Special Voting Shares in person or by proxy on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Parent at a Parent Meeting, subject to the terms of the Series 2 Special Voting Shares and the right to consent in connection with a Parent Consent; provided, that neither the Trustee nor any representative of the Trustee shall be required to attend any Parent Meeting in person in order to exercise the Trustee's Voting Rights hereunder. The Voting Rights shall be and remain vested in and exercised by the Trustee. The Trustee:

(a)	shall exercise the Voting Rights only on the basis of instructions received from Beneficiaries entitled to instruct the Trustee as to the voting thereof pursuant to this Agreement in connection with each Parent Meeting or Parent Consent; and

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, shall not exercise or permit the exercise of such Voting Rights.

4.2	Excluded Matters

Notwithstanding Section 4.1, the Trustee shall not be entitled to exercise any Voting Rights in connection with any proposal submitted to the shareholders of the Parent at a Parent Meeting (each, an "Excluded Matter"):

(a)	where the Investors would be restricted from voting by applicable law, including the requirements, if applicable, of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions; or

(b)	in respect of any amendment, waiver, renewal or replacement of the Parent's Shareholder Rights Plan.

4.3	Number of Votes

(a)               With respect to all meetings of shareholders of the Parent at which holders of Common Shares are entitled to vote (each, a "Parent Meeting") and with respect to all written consents sought from holders of Common Shares (each a "Parent Consent"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, that number of votes equal to its Proportionate Share of the Series 2 Special Voting Shares outstanding on the Record Date (the "Beneficiary Votes"), in respect of each matter, question, proposal or proposition to be voted on at such Parent Meeting or in connection with such Parent Consent, (other than any Excluded Matters).

(b)               Notwithstanding Section 4.3(a), the maximum number of Beneficiary Votes with respect to which the Holders may provide instructions to the Trustee shall be limited such that the aggregate of the Beneficiary Votes and the total number of votes attributable to Common Shares and all other voting securities of the Parent held by or over which voting or dispositive control or direction is exercised by the Holders and their Affiliates does not exceed 19.99% of the votes eligible to be cast by all security holders of the Parent (the "Floating Voting Cap"), and each Holder shall be entitled to a number of Beneficiary Votes equal to its Proportionate Share of such Floating Voting Cap.

(c)               Notwithstanding Section 4.3(a), no Beneficiary shall exercise any Beneficiary Votes in an amount in excess of such Beneficiary's Common Share Entitlement on Exchange (the "Permanent Voting Cap").

(d)               Notwithstanding Section 4.3(a), until all necessary Regulatory Approvals, if any, have been obtained, the maximum number of Beneficiary Votes with respect to which a Beneficiary may provide instructions to the Trustee shall be limited such that the number of Beneficiary Votes with respect to which such Beneficiary (and its "affiliates" for the purposes of the Competition Act (Canada)) may provide instructions to the Trustee does not exceed the number of votes which such Beneficiary (and its "affiliates" for the purposes of the Competition Act (Canada)) is allowed to cast at any Parent Meeting prior to obtaining all necessary Regulatory Approvals, if any (the "Regulatory Voting Cap").

(e)               Notwithstanding Sections 4.3(a) and 4.3(d), if (i) any necessary Regulatory Approvals have not been obtained and (ii) a Beneficiary (and its "affiliates" for the purposes of the Competition Act (Canada)) beneficially owns or controls any Common Shares or any other shares of capital stock in the Corporation entitled to vote at a Parent Meeting, then such Beneficiary shall ensure that (x) the aggregate number of Beneficiary Votes exercised by such Beneficiary (and its "affiliates" for the purposes of the Competition Act (Canada)) in respect of such Parent Meeting combined with (y) the aggregate number of votes attached to such Common Shares or any other shares of capital stock in the Corporation entitled to vote at a Parent Meeting that are exercised in respect of such Parent Meeting, do not exceed the Regulatory Voting Cap.

4.4	Copies of Shareholder Information and Other Materials

(a)               The Parent will mail or cause to be mailed or otherwise communicate to the Trustee (in the same manner and at the same time as such deliveries or communications are made to the holders of Common Shares):

(i)	copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Common Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Common Shares; and

(ii)	with respect to each Parent Meeting at which, or each Parent Consent with respect to which, the Beneficiaries are entitled to exercise Beneficiary Votes, a form of direction whereby the Beneficiary may direct and instruct the Trustee as contemplated herein.

(b)               As soon as reasonably practicable after receipt by the Parent or shareholders of the Parent (if such receipt is known by the Parent) of any material sent or given by or on behalf of a third party to holders of Common Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid, issuer bid, tender and exchange offer circulars (and related information and material), the Parent shall use its reasonable commercial efforts to obtain and deliver to the Beneficiaries copies thereof (unless the same has been provided directly to the Beneficiaries by such third party).

4.5	Entitlement to Direct Votes or Attend Meeting

With respect to any Parent Meeting or Parent Consent, each Beneficiary will be entitled to instruct the Trustee with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled. With respect to any Parent Meeting, each Beneficiary will be entitled to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled. Any Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the Parent Meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote by way of a show of hands in respect of any matter, question or proposition.

Article 5
EXERCISE OF STATUTORY RIGHTS

5.1	Statutory Rights

Subject to the restrictions set forth in Section 6.3 of the Investor Rights Agreement, wherever and to the extent that the Act confers a Statutory Right, the Parent acknowledges and agrees that the Beneficiaries are entitled to the benefit of such Statutory Right through the Trustee, as the holder of record of the Series 2 Special Voting Shares.

5.2	Entitlement to Direct Exercise of Statutory Rights

Upon the written request of a Beneficiary delivered to the Trustee, the Parent and the Trustee shall cooperate to facilitate the exercise of such Statutory Right on behalf of the Beneficiary entitled to instruct the Trustee as to the exercise thereof, such exercise of the Statutory Right to be treated, to the maximum extent possible, on the basis that such Beneficiary was the registered owner of a number of Common Shares equal to its Proportionate Share of the outstanding Series 2 Special Voting Shares.

Article 6
concerning the trustee

6.1	Powers and Duties of the Trustee

(a)               The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(i)	receipt and deposit of the Series 2 Special Voting Shares as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(ii)	granting proxies to Beneficiaries as provided in this Agreement;

(iii)	voting the Beneficiary Votes in accordance with the provisions of this Agreement;

(iv)	exercising the Statutory Rights in accordance with the provisions of this Agreement;

(v)	holding title to the Trust Estate;

(vi)	investing any monies forming, from time to time, a part of the Trust Estate as provided in this Agreement; and

(vii)	taking such other actions and doing such other things as are specifically provided in this Agreement.

(b)               The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(c)               In the exercise of such rights, powers, duties and authorities, the Trustee is granted by the Investors such incidental and additional rights, powers, duties and authority not in conflict with any of its obligations hereunder or the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary or appropriate to effect the purpose of the Trust.

6.2	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various Holders who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.3	Income Tax Returns

The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law, the whole at the cost and expense of the Parent. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to Parent). If requested by the Trustee, the Parent shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.4	Change of Trustee

(a)               Subject to Section 7.4, the Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to the Parent, the Issuer and the Holders provided that such resignation shall not take effect until the date of the appointment of a successor trustee by the Parties, each acting reasonably, and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, the Parties shall promptly appoint a successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the Parties to this Agreement.

(b)               Upon acceptance of appointment by a successor trustee as provided herein, the Trustee shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary.

6.5	Termination of Trust

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Series B Preferred Shares are held by any Holder; and

(b)	21 years after the death of the last surviving issue of Her Majesty Queen Elizabeth II alive on the date of the creation of the Trust.

Article 7
MISCELLANEOUS

7.1	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Parent or the Issuer: 7301 Ohms Lane, Suite 600 Edina, Minnesota 55439 Attention: Chief Administrative Officer Facsimile: 952.835.1991 E-mail: jill.barnett@sunopta.com with a copy to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, Ontario M5V 3J7

Attention: Patricia Olasker
Facsimile: 416.863.0871
E-mail: polasker@dwpv.com

(ii)	in the case of the Investors: Engaged Capital, LLC 610 Newport Center Drive, Suite 250

Newport Beach, California 92660
Attention: Glenn W. Welling
E-mail: glenn@engagedcapital.com

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky and Ryan Nebel

Facsimile: 212.451.2222

E-mail: swolosky@olshanlaw.com and

     rnebel@olshanlaw.com

and

Goodmans LLP
333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7

Attention: Jon Feldman and Michael Partridge

Facsimile: 416.979.1234
E-mail: jonfeldman@goodmans.ca and mpartridge@goodmans.ca

(iii)	in the case of any other Holder, to the address of the Holder contained on the register of Holders maintained by the Issuer.

(b)       Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)       Any Parties may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 7.1.

7.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Parties unless consented to in writing by such Parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

7.3	Successor

The Parent shall not effect a Capital Reorganization, other than a Change of Control, unless as applicable, (i) the resulting Person or continuing corporation (herein called the "Parent Successor"), by operation of law, shall become, without more, bound by the terms and provisions of this Agreement and issue Series 2 Special Voting Shares to the Trustee in accordance with the terms and provisions of this Agreement, (ii) if not so bound, the Parent Successor shall execute, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) to evidence the assumption by the Parent Successor of the obligations of the Parent under this Agreement, including the issuance of Series 2 Special Voting Shares to the Trustee in accordance with the terms and conditions of this Agreement, or (iii) the parties amend this Agreement, as reasonably necessary, in order that this Agreement shall apply with full force and effect, mutatis mutandis, to all new securities into which Common Shares are changed as a result of such Capital Reorganization.

7.4	Assignment

No Parties may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other Parties. Notwithstanding the foregoing (a) each Holder may assign and transfer all of its rights under this Agreement, without the consent of the other Parties, to an Affiliate in connection with the sale or other disposition of any Series B-1 Preferred Shares or Series B-2 Preferred Shares to such Affiliate, in accordance with the Series B-1 Preferred Share Terms and the Series B-2 Preferred Share Terms and the Investor Rights Agreement, and (b) the Trustee may assign and transfer the Series 2 Special Voting Shares, together with all of its rights, duties and obligations under this Agreement to an Affiliate of the Trustee, without the consent of the other Parties.

7.5	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the Parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

7.6	Further Assurances

Each of the Parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

7.7	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all Parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

SUNOPTA INC.

by	/s/ Scott Huckins
Name: Scott Huckins
Title: Chief Financial Officer

SUNOPTA FOODS INC.

by	/s/ Scott Huckins
Name: Scott Huckins
Title: Vice President

Signature Page – Voting Trust Agreement

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC
Its:	General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL CO-INVEST IV-A, LP

By:	Engaged Capital, LLC
Its:	General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

Signature Page – Voting Trust Agreement

ENGAGED CAPITAL HOLDINGS, LLC

by	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Sole Member

Signature Page – Voting Trust Agreement

SCHEDULE 1.1

SERIES B-1 PREFERRED SHARE TERMS
AND SERIES B-2 PREFERRED SHARE TERMS

See attached.